New Jersey Mining Company Resumes Gold Production from Its Golden Chest Mine and New Jersey Mill

COEUR D'ALENE, Idaho, October 25, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that gold production has resumed at its Golden Chest Mine and New Jersey Mill in north Idaho.

Since commencing open pit operations in August and starting the mill in late September, the mine plan and the mill are advancing as expected. The Company anticipates mining underground by December and is currently forecasting gold production (from combined operations, open pit and underground) of 8,000 to 10,000 ounces in 2017. At $1,200 per ounce gold, the Company expects to generate approximately $9.6 million in revenue and profit of $2.1 million on gold production of 8,000 ounces.

NJMC President John Swallow stated, “We continue to view the project as one of the most advanced and easily-expandable gold projects in the western United States. The resumption of production at the Golden Chest and processing of ore at the New Jersey Mill demonstrates the dedication of our team and our commitment to the overall project. We have a highly-motivated team whose interests are aligned with our shareholders, and we believe our strategy has us well-positioned to take advantage of rising gold prices.”

The open pit is located in an area of Idaho Vein outcrop, about 200 meters directly above the recently built mine portal. The open pit contains an estimated 13,000 tonnes of mineralized material at an average grade of 4.99 grams per tonne (gpt) gold, or approximately 2,100 ounces of recoverable gold, with potential for expansion.

Pit excavation has revealed three veins, a hanging wall vein thought to be the Jumbo vein, the Idaho vein, and the newly-recognized Stevens Vein in the footwall, with which most of the higher grade ore is associated. Additionally, widespread low-grade gold mineralization, below the current cutoff grade of 1.8 gpt, has been observed in a halo around the veins.

Open pit mining operations have progressed from the 1116 level down to the 1087 bench. Approximately 6,000 tonnes of ore have been mined and stockpiled either at the mine or at the Company’s nearby New Jersey Mill. Blast hole assays from each bench are reconciling well with the block model.

Approximately 1,000 tonnes of ore have been processed at the New Jersey Mill over the last few weeks. Various processing techniques have been implemented to optimize recovery, concentrate grade, and operation of the paste tailings circuit as the partially oxidized ore from the open pit has different characteristics than the ore mined from underground that was milled during prior operations in 2015.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Recent production assays indicate gold recovery of approximately 80-percent, from feed grades ranging from 3.5 to 4.9 gpt gold, yielding concentrate grades of 1,200 gpt gold. Feed grade and recovery are about as planned, though concentrate grades are much higher than planned.

Underground dewatering activities continue on schedule, recently reaching the bottom of the first manway raise at an approximate elevation of 870 meters. Preliminary inspection of dewatered areas reveals good ground conditions in the ramp and associated workings. The necessary infrastructure, equipment, and trained personnel are in place so that NJMC can commence underground mining upon completion of dewatering.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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The Company owns and operates the Golden Chest Mine project. Open pit mining is underway at the Golden Chest and underground mining is expected to resume later this year.

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NJMC also holds a 50-percent interest in the fully permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, changes in the market prices of gold and the potential impact on revenues, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that different portions of the mineral deposit respond differently to processing, the risks and hazards inherent in the mining business (including, but not limited to, risks inherent in developing mining projects, dewatering, rehabilitation of mine projects, environmental hazards, industrial accidents, labor disputes, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814